UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 333-70589

                              New Commerce BanCorp
             (Exact name of registrant as specified in its charter)

                             501 New Commerce Court
                        Greenville, South Carolina 29607
                                 (864) 297-6333

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)

                                       N/A

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   |_|            Rule 12h-3(b)(1)(i)   |_|
       Rule 12g-4(a)(1)(ii)  |_|            Rule 12h-3(b)(1)(ii)  |_|
       Rule 12g-4(a)(2)(i)   |_|            Rule 12h-3(b)(2)(i)   |_|
       Rule 12g-4(a)(2)(ii)  |_|            Rule 12h-3(b)(2)(ii)  |_|
                                            Rule 15d-6            |X|

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, SCBT Financial Corporation, as successor by merger to the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            SCBT Financial Corporation

Date:   April 13, 2005      By:      /s/ Richard C. Mathis
     -----------------        --------------------------------------------------
                            Title:  Executive Vice President and
                                    Chief Financial Officer
                               -------------------------------------------------